NEWS RELEASE.

For Immediate Release

Contact: Alison Ziegler, Darrow Associates (201) 220-2678

aziegler@darrowir.com

Aqua Metals Promotes Steve Cotton to Chief Executive Officer

Cotton also Appointed to the Company’s Board of Directors

McCarran, Nevada, January 9, 2019 – Aqua Metals, Inc. (NASDAQ: AQMS), (“Aqua Metals” or the “Company”), which is commercializing its proprietary AquaRefining™ electrochemical lead recycling technology, today announced it has promoted Steve Cotton, President, to the additional role of Chief Executive Officer. Cotton was also appointed to the Company’s Board of Directors as its seventh director, with unanimous support from the current Board and leadership team.

“The Aqua Metals Board of Directors would like to thank Steve Cotton for his leadership over the past several months,” said S. Shariq Yosufzai, Chairman of the Board. “Steve’s drive, integrity and strong leadership has transformed the company and has set a foundation for success in 2019. Steve has built an entirely new management team and strengthened existing partnerships while seeking new partnerships and building on relationships with investors, analysts and the industry as a whole. He has overseen meaningful progress at the plant, culminating in JCI’s vendor certification, which enables AquaRefined lead ingots to ship directly to JCI battery manufacturing. Steve has instilled a can-do culture, laser focused on completing projects to improve contribution margin and scaling the AquaRefinery. The entire board supports Steve’s leadership in his strengthened role in 2019.”

“I am honored to continue to lead the Aqua Metals team as we pursue our unique opportunity to transform the way the energy storage industry recycles and makes batteries into a more sustainable part of the emerging circular economy,” said Cotton. “As we continue to build Aqua Metals’ enterprise value through execution, I am humbled by the support of the board, our management team, investors and partners and am confident that the Company’s best days are ahead.”

Steve Cotton has served as President of Aqua Metals since returning to the Company in May 2018. He was an early investor and served as Chief Commercial Officer from January 2015 until June 2017 and was primarily responsible for developing the Aqua Metals brand and strategic partnerships. Prior to joining Aqua Metals, Cotton built DPMC-IntelliBatt (now Canara) from a garage operation in 2002 to a global provider of intelligent battery systems inclusive of patented monitoring technologies and services before selling the company in 2012 to a private equity firm.

About Aqua Metals

Aqua Metals, Inc. (NASDAQ: AQMS) is reinventing lead recycling with its patented AquaRefiningTM technology. Unlike smelting, AquaRefining is a room temperature, water-based process that is fundamentally non-polluting. These modular systems allow the Company to vastly reduce environmental impact and scale lead acid recycling production capacity both by building its own AquaRefineries and licensing the AquaRefining technology to partners. This meets growing demand for lead to power new applications including stop/start automobile batteries which complement the vehicle’s main battery, Internet data centers, alternative energy applications including solar, wind, and grid scale storage. Aqua Metals is based in McCarran, Nevada, and has built its first recycling facility in Nevada’s Tahoe Reno Industrial Complex. To learn more, please visit www.aquametals.com.

Safe Harbor

This press release contains forward-looking statements concerning Aqua Metals. Forward-looking statements include, but are not limited to our plans, objectives, expectations and intentions and other statements that contain words such as “expects,” “contemplates,” “anticipates,” “plans,” “intends,” “believes” and variations of such words or similar expressions that predict or indicate future events or trends, or that do not relate to historical matters. The forward looking statements in this release include the Company’s development of its commercial lead acid battery recycling facilities and the quality and efficiency of the Company’s proposed lead acid battery recycling operations, the strength of the Company’s strategic partnerships, the Company’s ability to transition to a licensing-based business model, and the Company’s ability to obtain non-dilutive forms of financing. Those forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to differ materially. Among those factors are: (1) the risk that the Company may not be able to produce and market AquaRefined lead on a commercial basis or, if the Company achieves commercial operations, that such operations will be profitable, (2) the fact that the Company only recently commenced production and has not generated any significant revenue to date, thus subjecting the Company to all of the risks inherent in a pre-revenue start-up; (3) the risk that the Company may not be able to realize the expected benefits from its strategic partnerships, (4) the risk that the Company may be unable to obtain non-dilutive forms of financing, (5) risks related to Aqua Metals’ ability to raise sufficient capital, in any form, as and when needed, to develop and operate its recycling facilities and fund continuing losses from operations as the Company endeavors to achieve profitability; (6) changes in the federal, state and foreign laws regulating the recycling of lead acid batteries; (7) the Company’s ability to protect its proprietary technology, trade secrets and know-how and (8) those other risks disclosed in the section “Risk Factors” included in the Company’s Quarterly Report on Form 10-Q filed on November 7, 2018. Aqua Metals cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims any obligation, to update or revise such statements to reflect new circumstances or unanticipated events as they occur, except as required by law.

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